Exhibit 23.1

China YCT International Group, Inc.
Sishui County, Shandong Province
P.R. of China

We consent to the use in this Registration Statement on Form S-1 of our report dated June 29, 2018 relating to the consolidated financial statements of China YCT International Group, Inc. as of and for the years ended March 31, 2018 and 2017, and to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Paritz & Company, P.A.

Hackensack, New Jersey
July 3, 2018